Exhibit 99.1

ADM completes previously announced $850 million dual tranche capital raise

•	Strategic capital re-allocation to provide balance sheet flexibility for potential bolt-on acquisitions and opportunistic repurchases of ADM shares

•	Company has no plans for additional sales of Wilmar shares and will retain at least 20 percent strategic ownership stake

CHICAGO, Aug. 26, 2020—ADM (NYSE: ADM) today announced that it has completed the second of its two previously announced capital raising transactions: the issuance of $300 million aggregate principal amount of zero-coupon bonds, due in 2023 and exchangeable into Wilmar shares. When combined with ADM’s secondary block trade of Wilmar shares, which settled on August 24, ADM has raised approximately $850 million of capital.

ADM expects to use the net proceeds from the transactions for general corporate purposes, including potential bolt-on acquisitions; the opportunistic repurchase of ADM shares, which has already begun; and the retirement of higher coupon long-term debt commensurate to the exchangeable bond to ensure the bond transaction is leverage-neutral.

“We’re committed to continuing to expand our leadership and innovation across the value chain, for the benefit of our customers, partners and shareholders,” said ADM Chairman and CEO Juan Luciano. “By reallocating capital while retaining a strong strategic ownership stake in Wilmar, we are enhancing our ability to create shareholder value through potential share buybacks and further bolt-on acquisitions in our Nutrition business, even as our Ag Services and Oilseeds business continues to partner with and support the growth of Wilmar in Asia and emerging markets. We’ve got great momentum, and we’re excited about our future as we continue to unlock the power of nature to enrich the quality of life.”

ADM has retained a 20+ percent equity investment in Wilmar, and has stated that it has no plans to sell additional Wilmar shares.

“These transactions provide ADM with significant balance sheet flexibility, offering the opportunity for further actions to create value while also providing us with the ability to retire some higher coupon long term debt,” said ADM CFO Ray Young. “Since 2007, Wilmar has been ADM’s largest equity investment, and today our partnership remains a core pillar of our Asia Pacific strategy.”

ADM expects a book gain of approximately $0.12 per share on the block trade in the third quarter; the gain will be treated as a special item for adjusted EPS purposes. The company does not anticipate any material book or cash tax impacts. ADM’s investment in Wilmar after the transaction represents a market value of approximately $4.4 billion; the company will continue to account for it on an equity basis.

The exchangeable bonds and the guarantee, the Wilmar ordinary shares to be delivered upon exchange of the bonds, and the Wilmar ordinary shares sold in the block trade have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) absent registration or an applicable exemption from registration requirements.

Nothing in this announcement constitutes an offer to sell, or a solicitation of an offer to buy, securities in the United States or any other jurisdiction in which such offer or solicitation would be unlawful.

Forward-Looking Statements

Some of the above statements constitute forward-looking statements. ADM’s filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this announcement. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM

At ADM, we unlock the power of nature to provide access to nutrition worldwide. With industry-advancing innovations, a complete portfolio of ingredients and solutions to meet any taste, and a commitment to sustainability, we give customers an edge in solving the nutritional challenges of today and tomorrow. We’re a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Our breadth, depth, insights, facilities and logistical expertise give us unparalleled capabilities to meet needs for food, beverages, health and wellness, and more. From the seed of the idea to the outcome of the solution, we enrich the quality of life the world over. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Source: Corporate release